EXHIBIT 2

                        AGREEMENT TO EXCHANGE SECURITIES

                                     BETWEEN

                          NATURAL RESOURCE GROUP, INC.
                                       AND

                           DIVERSIFIED RESOURCES, INC.

                                      INDEX
                                                                            Page

ARTICLE I - EXCHANGE OF SECURITIES .......................................   5

ARTICLE II -  REPRESENTATIONS AND WARRANTIES .............................   5
     2.0l  -  Organization ...............................................   5
   2.02    -  Capital ...................................................    5
   2.03    -  Directors and Officers .......................... ..........   5
   2.04    -  Financial Statements .......................................   5
   2.05    -  Absence of Changes .........................................   6
   2.06    -  Absence of Undisclosed Liabilities .........................   6
   2.07    -  Tax Returns ................................................   6
   2.08    -  Corporate Matters...........................................   6
   2.09    -  Intellectual Property ......................................   6
   2.l0    -  Contracts and Leases .......................................   6
   2.11    -  Insurance Policies .........................................   6
   2.12    -  Compliance with Laws .......................................   6
   2.13    -  Litigation .................................................   7
   2.14    -  Ability to Carry Out Obligations ...........................   7
   2.15    -  Full Disclosure ............................................   7
   2.16    -  Assets .....................................................   7
   2.17    -  Representations and Warranties with Respect to the Assets ..   7
   2A      -  Organization ...............................................   7
   2B      -  Capital ....................................................   7
   2C      -  Directors and Officers, Compensation; Banks ................   7
   2D      -  Financial Statements .......................................   7
   2E      -  Absence of Changes .........................................   8
   2F      -  Absence of Undisclosed Liabilities .........................   8
   2G      -  Tax Returns ................................................   8
   2H      -  Corporate Matters ..........................................   8
   2I      -  Intellectual Property ......................................   8
   2J      -  Contracts and Leases .......................................   8
   2K      -  Insurance Policies .........................................   9
   2L      -  Compliance with Laws .......................................   9
   2M      -  Litigation .................................................   9
   2N      -  Ability to Carry Out Obligations ...........................   9
   2O      -  Full Disclosure.............................................   9
   2P      -  Assets .....................................................   9
   2Q      -  SEC Documents...............................................   9
   2R      -  Market for Common Stock ....................................   9

ARTICLE III - OBLIGATIONS BEFORE CLOSING .................................  10
   3.0l    -       Investigative Rights ..................................  10
   3.02    -       Conduct of Business ...................................  10

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ARTICLE IV - CONDITIONS PRECEDENT TO PERFORMANCE BY DRI...................  10
   4.01    -       Conditions ............................................  10
   4.02    -       Accuracy of Representations ...........................  10
   4.03    -       Performance............................................  10
   4.04    -       Absence of Litigation .................................  11
   4.05    -       Other .................................................  11

ARTICLE V - CONDITIONS PRECEDENT TO PERFORMANCE BY NRG....................  11
   5.01    -       Conditions ............................................  11
   5.02    -       Accuracy of Representations ...........................  11
   5.03    -       Performance ...........................................  11
   5.04    -       Absence of Litigation .................................  11
   5.05    -       Other .................................................  11

ARTICLE VI - CLOSING .....................................................  12
   6.01    -       Closing ...............................................  12
   6.02    -       Exchange of Securities ................................  12
   6.03    -       Officers and Directors ................................  12
   6.04    -       Filing of Plan of Share Exchange ......................  12

ARTICLE VII - REMEDIES .................................................... 12
   7.01    -       Arbitration ............................................ 12
   7.02    -       Costs .................................................. 12
   7.03    -       Termination ............................................ 12

ARTICLE VIII - MISCELLANEOUS .............................................. 13
   8.01    -       Captions and Headings .................................. 13
   8.02    -       No Oral Change ......................................... 13
   8.03    -       Non-Waiver ............................................. 13
   8.04    -       Time of Essence ........................................ 13
   8.05    -       Entire Agreement ....................................... 13
   8.06    -       Governing Law .......................................... 13
   8.07    -       Counterparts ........................................... 13
   8.08    -       Notices ................................................ 13
   8.09    -       Binding Effect ......................................... 14
   8.10    -       Effect of Closing ...................................... 14
   8.11    -       Mutual Cooperation ..................................... 14
   8.12    -       Expenses................................................ 14


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LIST OF SCHEDULES AND EXHIBITS

   Exhibit A  -  Plan of Share Exchange ................................... 20
   Exhibit B  -  Officers and Directors (NRG) ............................. 21
   Exhibit C  - Financial Statements - Changes in Financial Condition (NRG) 22
   Exhibit D  - Patents, Trademarks, Trade Names, and Copyrights (NRG)..... 23
   Exhibit E  - Material Contracts and Leases (NRG)........................ 24
   Exhibit F  - Insurance Policies and Litigation (NRG).................... 25
   Exhibit G  - Oil and Gas Properties..................................... 26
   Exhibit H  - Options, Warrants and Convertible Securities (DRI) ........ 27
   Exhibit I  - Officers and Directors, Bank Accounts, Safe Deposit Boxes,
                  Powers of Attorney (DRI)................................. 28
   Exhibit J  - Financial Statements - Changes in Financial Condition (DRI).29
   Exhibit K  - Patents, Trademarks, Trade Names and Copyrights (DRI) ......30
   Exhibit L  - Material Contracts (DRI) ...................................31
   Exhibit M  - Insurance Policies and Litigation (DRI) ....................32

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


                        AGREEMENT TO EXCHANGE SECURITIES


     THIS AGREEMENT, made this 21st day of November, 2013, by and between Natural Resources Group, Inc. ("NRG") and Diversified Resources, Inc. ("DRI"), is made for the purpose of setting forth the terms and conditions upon which DRI will acquire all the outstanding shares of NRG in exchange for shares of DRI's common stock.

      In consideration of the mutual promises, covenants, and representations contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                             EXCHANGE OF SECURITIES

      1.01 Subject to the terms and conditions of this Agreement, DRI agrees to issue 14,563,150 shares of DRI's common stock in exchange for all of the outstanding shares of NRG. The shares of DRI will be issued to the NRG shareholders in accordance with the Plan of Share Exchange attached to this Agreement as Exhibit A.

      It is intended that the Plan of Share Exchange shall constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

ARTICLE IIREPRESENTATIONS AND WARRANTIES

      2.0l Organization. NRG is a corporation duly organized, validly existing, and in good standing under the laws of Colorado, has all necessary corporate power to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

      2.02 Capital. The authorized capital stock of NRG consists of 80,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 14,558,150 shares of common stock are outstanding as of the date hereof. At closing, NRG will not have any outstanding shares of preferred stock. There are no subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments outstanding obligating NRG to issue or to transfer from treasury any additional shares of its capital stock. All outstanding shares of NRG are validly issued, fully paid and not assessable and not subject to any preemptive rights.

      2.03 Directors and Officers. Exhibit B to this Agreement contains the names and titles of all directors and officers of NRG.

     2.04 Financial Statements. Exhibit C to this Agreement contains the balance sheet of NRG as of July 31, 2013 and the related statement of income for the period then ended (the "NRG Financial Statements"). The NRG Financial Statements are complete and correct in all material respects and fairly present in all


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

material respects the financial condition and results of operation of NRG at such date and for such period and show all material liabilities, absolute or contingent, of NRG.

      2.05 Absence of Changes. Since July 31, 2013, there has not been any change in the financial condition or results of operations of NRG, except changes reflected on Exhibit C or changes in the ordinary course of business, which changes have not in the aggregate been materially adverse.

      2.06 Absence of Undisclosed Liabilities. NRG did not as of July 31, 2013 have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Exhibit C.

      2.07 Tax Returns. Within the times and in the manner prescribed by law, NRG has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. The provision for taxes, if any, reflected in NRG's balance sheet as of July 31, 2013 is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by NRG.

      2.08 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, DRI shall have the opportunity between the date of this Agreement and the Closing to meet with NRG's accountants and attorneys to discuss the financial condition of NRG. NRG shall make available to DRI the books and records of NRG. Such books and records have been maintained in the ordinary course of business, and are true and correct copies of such books and records. The minutes of NRG are a complete and accurate record of all meetings of the shareholders and directors of NRG and accurately reflect all actions taken at such meetings. The signatures of the directors and/or officers on such minutes are the valid signatures of NRG 's directors and/or officers who were duly elected or appointed on the dates that the minutes were signed by such persons. The stock book of NRG contains an accurate record of all transactions with respect to the capital stock of NRG.

      2.09 Patents, Trademarks, Trade Names, and Copyrights. Exhibit D attached hereto and made a part hereof lists all trademarks, trademark registrations or applications, trade names, service marks, patents, copyrights, copyright registrations or applications which are owned by NRG. No person other than NRG owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of NRG 's business.

      2.10 Contracts and Leases. Exhibit E attached hereto and made a part hereof contains a summary of the provisions of all material contracts, leases (other than oil and gas leases), and other agreements of NRG presently in existence or which have been agreed to by NRG (whether written or oral). Except as disclosed on Exhibit E, NRG is not in default under of these agreements or leases.

      2.11 Insurance Policies. Exhibit F to this Agreement is a description of all insurance policies held by NRG concerning its business and properties. All these policies are in the respective principal amounts set forth in Exhibit F and are in full force and effect.


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

      2.12 Compliance with Laws. NRG has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business, including, but not limited to, federal and state securities laws.

      2.13 Litigation. Other than as disclosed on Exhibit F, NRG is not a party to any suit, action, arbitration, legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of NRG, threatened against or affecting NRG or its business, assets, or financial condition. NRG is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. NRG is not engaged in any legal action to recover moneys due to NRG or damages sustained by NRG.

      2.14 No Further Consent. No consent, approval, order, or authorization, of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality is required in connection with the execution, delivery and performance of this Agreement.

      2.15 Full Disclosure. None of the representations and warranties made by the NRG Principals, or in any certificate or memorandum furnished or to be furnished by the NRG Principal, or on their behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

      2.16 Assets. As used herein, the term "Assets" refers to all of NRG's right, title and interest in and to the following:

      (a) The oil and gas wells and equipment specifically described in Exhibit G (collectively, the "Wells"), together with all personal property, fixtures, improvements, permits, rights-of-way and easements used or held for use in connection with the production, treatment, compression, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in this Section.
      (b) The leasehold estates created by the oil and gas leases specifically described in Exhibit G, (collectively, the "Leases"), and the oil, gas, coalbed gas and all other hydrocarbons whether liquid, solid or gaseous (collectively, the "Hydrocarbons") produced or to be produced through such Leases, and all contract rights and privileges, surface, reversionary or remainder interests and other interests associated with the Leases, insofar as they pertain to production of Hydrocarbons through such Leases.

      (c) The pooling and communitization agreements, declarations and orders, and the units created thereby (including all units formed under orders, regulations, rules or other acts of any federal, state or other governmental agency having jurisdiction), as well as all other such agreements relating to the properties and interests described in this Section (a) and (b) and to the production of Hydrocarbons, if any, attributable to said Leases and Wells.


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

     (d) All existing and effective sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, farmout agreements, service agreements, and other contracts, agreements and instruments, insofar as they relate to the Leases and Wells described in Sections (a) through (c) above and contracts as shown on Exhibit G.

     (e) The files, records and data relating to the items described in this Section (a) through (d) maintained by NRG and relating to the interests described in this Section (a) through (d) above (including without limitation, all lease files, land files, well files, accounting records, drilling reports, abstracts and title opinions, seismic data, geophysical data and other geologic information and data), but only to the extent not subject to unaffiliated third party contractual restrictions on disclosure or transfer and only to the extent related to the Assets (the "Records").

      2.17 NRG's Representations and Warranties with Respect to the Assets. NRG makes the following representations and warranties regarding the Assets:

    (a) Liens. Except for the Permitted Encumbrances, or as otherwise agreed to in writing by DRI, the Assets are free and clear of all liens, restrictions and encumbrances created by, through or under NRG. As used in this Agreement, "Permitted Encumbrances" means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

            (1) all matters not created by, through or under NRG, including without limitation any matters created by, through or under their predecessors in title;

            (2) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which NRG has agreed to pay pursuant to the terms hereof or which have been prorated pursuant to the terms hereof;

            (3) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and documents that create or reserve to NRG its interests in the Assets, provided the same do not result in a decrease in the Net Revenue Interest associated with the Wells or Leases;

            (4) any obligations or duties to any municipality or public authority with respect to any franchise, grant, license or permit, and all applicable laws, rules, regulations and orders of the United States and the state, county, city and political subdivisions in which the Assets are located and that exercises jurisdiction over such Assets, and any agency, department, board or other instrumentality thereof that exercises jurisdiction over such Assets (collectively, "Governmental Authority");


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            (5)   any (i) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, logging, canals, ditches, reservoirs or the like and (ii) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way;

            (6) all landowner royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production relating to the Assets if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interest of NRG in any Asset;

            (7) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained subsequent to such sale or conveyance;

            (8) all defects and irregularities affecting the Assets which individually or in the aggregate do not operate to reduce the net revenue interests of NRG, increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the working interest of NRG, or otherwise interfere materially with the operation, value or use of the Assets.

     (b) Wells, Leases and Equipment. To the best of the NRG's knowledge, (i) the Leases are in full force and effect and are valid and subsisting covering the entire estates that they purport to cover; (ii) they have not been advised by the lessor of any Lease of a default under a Lease or of any demand to drill an additional well on a Lease; (iii) all royalties, rentals and other payments due under the Leases have been fully, properly and timely paid; (iv) NRG has the Working Interest and Net Revenue Interests in the Wells and Leases as shown on Exhibit G, and the equipment associated with the Wells is functional and in good working order. NRG will use commercially reasonable efforts to take all action necessary to keep the Leases in force and effect until the Closing.

     (c) Prepayments and Wellhead Imbalances. NRG is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a "take or pay," advance payment or similar provision, gas balancing agreement or any other arrangement to deliver Hydrocarbons produced from the Assets at any time after the Effective Time without then or thereafter receiving full payment therefore. None of the Wells have been produced in excess of applicable laws, regulations or rulings.

     (d) Taxes. All due and payable production, severance and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds from the Assets have been fully paid.


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     (e)  Maintenance of Interests.  NRG has maintained,  and will continue from date of this Agreement until the Closing maintain, the Assets in a reasonable and prudent manner, in full compliance with applicable law and orders of any governmental authority, and will maintain insurance and bonds now in force with respect to the Assets, to pay when due all costs and expenses coming due and payable in connection with the Asset, and to perform all of the covenants and conditions contained in the Leases, Contracts and all related agreements.

     (f) Access. To the same extent NRG has such right, at all times prior to the Closing, DRI and the employees and agents of DRI shall have access to the Assets at DRI's sole risk, cost and expense at all reasonable times, and shall have the right to conduct equipment inspections, environmental audits, and any other investigation of the Assets on one day's prior notice to NRG and upon agreement with NRG as to time and place of such actions.

     (g) Environmental Matters. To NRG's best knowledge, it is not in material violation of any Environmental Laws applicable to the Assets, or any material limitations, restrictions, conditions, standards, obligations or timetables contained in any Environmental Laws. No notice or action alleging such violation is pending or, to NRG's knowledge, threatened against the Assets. For purposes of this Agreement "Environmental Laws" means any federal, state, local, or foreign statute, code, ordinance, rule, regulation, policy, guidelines, permit, consent, approval, license, judgment, order, writ, decree, injunction, or other authorization, including the requirement to register underground storage tanks, relating to (a) emissions, discharges, releases, or threatened releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, pub1icly owned treatment works, septic systems, or land, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, or shipment of Hazardous Materials, or
          (c) otherwise relating to the pollution of the environment, solid waste handling treatment, or disposal, or operation or reclamation of mines or oil and gas wells.

          "Hazardous Material" means (a) any "hazardous substance," as defined by CERCLA, (b) any "hazardous waste," as defined by the Resource Conservation and Recovery Act, as amended, (c) any hazardous, dangerous, or toxic chemical, material, waste, or substance within the meaning of and regulated by any Environmental Law, (d) any radioactive material, including any naturally occurring radioactive material, and any source, special, or byproduct material as defined in 42 U.S.C. ss.2011 et seq. and any amendments or authorizations thereof, (e) any asbestos-containing materials in any form or condition, or (f) any polychlorinated biphenyls in any form or condition.

     (h) Obligation to Close. NRG shall take or cause to be taken all actions necessary or advisable to consummate the transactions contemplated by this Agreement and to assure that as of the Closing it will not be under any material, corporate, legal, governmental or contractual restriction that would prohibit or delay the timely consummation of such transactions.

     (i) No Third Party Options. There are no existing agreements, options, or commitments with any person to acquire the Assets.

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      (j)   Production Sale Contracts. Other than shown on Exhibit E, NRG has not entered into any contracts with respect to the production or sale of oil or gas.

      (k) Material Contracts. To the best knowledge of NRG, it is not in default under any material Contract related to ownership or operation of the Assets.

      (l) Accuracy of Data. To NRG's best knowledge, it has provided DRI with accurate information relating to the Assets including, without limitation, production history and characteristics, operating revenue and prices currently being received for production.

      (m) Preferential Purchase Rights and Consents. There are no preferential purchase rights in respect of any of the Assets.

     2A. Organization. DRI is a corporation duly organized, validly existing, and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification, except in those states where the failure to be so qualified would not have a material adverse effect on DRI.

     2B. Capital. The authorized capital stock of DRI consists of 75,000,000 shares of common stock. Immediately prior to Closing, 2,569,967 shares of common stock will be issued and outstanding. All of the shares are validly issued, fully paid, and non-assessable. At Closing, there will be no outstanding preferred shares and no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating DRI to issue or to transfer from treasury any additional shares of its capital stock of any class except as reflected on Exhibit H.

     2C. Directors and Officers' Compensation; Banks. Exhibit I to this Agreement contains: (i) the names and titles of all directors and officers of DRI and all persons whose compensation from DRI as of the date of this Agreement will equal or is expected to equal or exceed, at an annual rate, the sum of $1,000; (ii) the name and address of each bank with which DRI has an account or safety deposit box, and the names of all persons who are authorized to draw thereon or have access thereto; and (iii) the names of all persons who have a power of attorney from DRI and a summary of the terms thereof.

     2D. Financial Statements. Exhibit J to this Agreement sets forth the balance sheet of DRI as of July 31, 2013, and the related statement of income for the period then ended (the "DRI Financial Statements"). The DRI Financial Statements comply as to form in all material respects with applicable requirements of the U.S. Securities and Exchange Commission with respect thereto, are accurate and in accordance with the books and records of DRI, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the period involved, except as may be indicated in the notes thereto or as permitted by rules of the Securities and Exchange Commission.


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

     2E. Absence of Changes. Since July 31, 2013, there has not been any material change in the financial condition or operations of DRI, except (i) changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, and (ii) changes disclosed on Exhibit J.

     2F. Absence of Undisclosed Liabilities. DRI did not as of July 31, 2013 have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Exhibit J.

     2G. Tax Returns. Within the times and in the manner prescribed by law, DRI has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable, except where the failure to file and/or pay would not have a material adverse effect on DRI. No federal income tax returns of DRI have been audited by the Internal Revenue Service. The provision for taxes, if any, reflected in DRI's balance sheet as of July 31, 2013, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by DRI.

     2H. Investigation of Financial Condition of DRI. Without in any manner reducing or otherwise mitigating the representations contained herein, the NRG Shareholders shall have the opportunity to meet with DRI 's accountants and attorneys to discuss the financial condition of DRI. DRI shall make available to NRG the books and records of DRI. The minutes of DRI are a complete and accurate record of all meetings of the shareholders and directors of DRI and accurately reflect all actions taken at such meetings. The signatures of the directors and/or officers on such minutes are the valid signatures of DRI's directors and/or officers who were duly elected or appointed on the dates that the minutes were signed by such persons.

     2I. Patents, Trademarks, Trade Names, and Copyrights. Exhibit K attached hereto and made a part hereof lists all trademarks, trademark registrations or applications, trade names, service marks, patents, copyrights, copyright registrations or applications which are owned by DRI. No person other than DRI owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of DRI's business.

     2J. Contracts and Leases. The list of material contracts itemized in DRI's annual report on Form 10-K for the year ended October 31, 2012 contains all of the material contracts, leases and other agreements of DRI presently in existence or which have been agreed to by DRI. Except as listed in Exhibit L, DRI is not a party to any other material contract or agreement, whether written or oral. Except as noted on Exhibit L, DRI is not in default under any of these agreements or leases.

     2K. Insurance Policies. Exhibit M to this Agreement is a description of all insurance policies held by DRI concerning its business and properties. All these policies are in the respective principal amounts set forth in Exhibit M and are in full force and effect.

     2L. Compliance with Laws. DRI has complied with, and is not in violation of, applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business, including but not limited to federal and state securities laws. DRI does not have any employee benefit plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974. Neither DRI nor its officers/directors are currently or have previously been under investigation by any regulatory agency. DRI has never had any consent decrees or enforcement actions brought against it.

     2M. Litigation. Other than as disclosed on Exhibit M, DRI is not a party to any suit, action, arbitration, legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of DRI, threatened against or affecting DRI or its business, assets, or financial condition. DRI is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. DRI is not engaged in any legal action to recover moneys due to it or damages sustained by it other than as disclosed on Exhibit M.

     2N. Ability to Carry Out Obligations. DRI has the right, power, and authority to enter into, and perform its obligations under, this Agreement. The execution and delivery of this Agreement by DRI and the performance by DRI of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-law, or other agreement or instrument to which DRI is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of DRI, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of DRI or would create any obligations for which DRI would be liable, except as contemplated by this Agreement.

     2O. Full Disclosure. None of the representations and warranties made by DRI in any certificate or memorandum furnished or to be furnished by DRI, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. DRI has disclosed to NRG all reasonably foreseeable contingencies which, if such contingencies transpire, would have a material adverse effect on DRI.

     2P. Assets. DRI has good and marketable title to all of its property, free and clear of all mortgages, liens pledges, charges, encumbrances or interest of any third party whatsoever.

     2Q. SEC Documents. DRI has furnished NRG with copies of its annual report on Form 10-K for the year ended October 31, 2012 and its quarterly report on Form 10-Q for the period ended July 31, 2013 as filed with the Securities and Exchange Commission. These reports are accurate in all material respects. DRI has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since DRI has been required to file such forms (collectively, the "SEC Reports"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of the SEC Reports, including without limitation any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each of the balance sheets (including the related notes) included in the SEC Reports fairly presents the consolidated financial position of DRI and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the fiscal years, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal year-end adjustments as permitted by rules of the SEC. Each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein.

     2R.  Market  for  Common  Stock.  DRI's  common  stock is quoted on the OTC
Bulletin Board. Only one letter "E" has been appended to DRI's common stock during the past twenty-four months and DRI has not received any notice of the possible or pending delisting of DRI's common stock.

                                   ARTICLE III
                           OBLIGATIONS BEFORE CLOSING

      3.0l Investigative Rights. From the date of this Agreement until the date of closing, each party shall provide to the other party, and such other party's counsel, accountants, auditors, and other authorized representatives, full access during normal business hours to all of each party's properties, books, contracts, commitments, records and correspondence and communications with regulatory agencies for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

      3.02 Conduct of Business. Prior to the closing, and except as contemplated by this Agreement, each party shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party, except in the regular course of business. Except as contemplated by this Agreement, neither party to this Agreement shall issue or sell any shares, stock, options or other securities, amend its Articles of Association, Articles of Incorporation or By-laws, declare dividends, redeem or sell stock or other securities, incur additional or newly-funded material liabilities, acquire or dispose of fixed assets, change senior management, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business, or enter into any agreement or take any action that is likely to cause any of the representations and warranties of such party under this Agreement not to be true and correct as of the Closing, or that is likely to affect the Closing. However, and notwithstanding any provision in this Agreement to the contrary, DRI hereby assents and permits NRG to raise further financing in any manner.

                                   ARTICLE IV
                   CONDITIONS PRECEDENT TO PERFORMANCE BY DRI

      4.01 Conditions. DRI's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this
Article IV. DRI may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by DRI of any other condition of or any of DRI's other rights or remedies, at law or in equity, if NRG shall be in default of any of its representations, warranties, or covenants under this agreement.

      4.02 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by NRG in this Agreement or in any written statement that shall be delivered to DRI by NRG under this Agreement shall be true on and as of the Closing Date as though made at those times.

      4.03 Performance. NRG shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the closing. NRG shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

      4.04 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the Closing.

      4.05 Other. In addition to the other provisions of this Article IV, DRI's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the following:

     o the directors and shareholders of NRG will have approved the Plan of Share Exchange in accordance with C.R.S. ss. 7-111-101 et seq.;

     o    the liabilities of NRG will not exceed $800,000;

     o NRG will have submitted to DRI financial statements, audited as necessary and in proper form, which will be required to be filed by DRI in an 8-K report with the Securities and Exchange Commission; and

     o the reserve report pertaining to NRG's proven oil and gas reserves will be acceptable to DRI, in DRI's sole discretion.

                                    ARTICLE V
                   CONDITIONS PRECEDENT TO PERFORMANCE BY NRG

      5.01 Conditions. NRG's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the conditions set forth in this
Article V. NRG may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by NRG of any other condition of or any of NRG's other rights or remedies, at law or in equity, if DRI shall be in default of any of its representations, warranties, or covenants under this agreement.

      5.02 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by DRI in this Agreement or in any written statement that shall be delivered to NRG by DRI under this Agreement shall be true on and as of the Closing Date as though made at those times.

      5.03 Performance. DRI shall have performed, satisfied, and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it, on or before the closing. DRI shall have obtained all necessary consents and approvals necessary to consummate the transactions contemplated hereby.

      5.04 Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, shall have been instituted or threatened on or before the closing.

      5.05 Other. In addition to the other provisions of this Article V, NRG's and the NRG Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of the following:

     o the directors and shareholders of DRI will have approved the Plan of Share Exchange in accordance with NRS 92A. 110 et seq.;

     o    The liabilities of DRI will not exceed $-0-; and

     o DRI will not have more than 2,569,967 outstanding shares of common stock.

                                   ARTICLE VI
                                     CLOSING

      6.0l Closing. The closing of this transaction shall be held at the offices of Hart and Hart, or such other location as the parties may agree. Unless the closing of this transaction takes place before November 30, 2013, then either party may terminate this Agreement without liability to the other party, excluding claims for breaches of obligations by any party hereto prior to such termination.

      6.02 Exchange of Securities. On the Closing Date, each outstanding share of the common stock of NRG will be exchanged for one fully paid and non-assessable share of DRI.

      6.03 Officer and Directors. At the closing of this Agreement, DRI will cause Paul Laird, Duane Bacon, Roger May and Albert McMullin to be appointed as directors of DRI. Simultaneous with such appointment, all officers of DRI will resign.

    6.04 Filing of Plan of Share Exchange. Within five days of closing DRI shall cause the Plan of Share Exchange to be filed with the Colorado and Nevada Secretaries of State.

                                   ARTICLE VII
                                    REMEDIES

      7.01 Arbitration. Any dispute in any way involving this Agreement will be settled through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Denver, Colorado.

      7.02 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

      7.03 Termination. In addition to the other remedies, DRI or NRG may on or prior to the Closing Date terminate this Agreement, without liability to the other party:

            (i) If any bona fide action or proceeding shall be pending against DRI or NRG on the Closing Date that could result in an unfavorable judgment, decree, or order that would prevent or make unlawful the carrying out of this Agreement or if any agency of the federal or of any state or national government shall have objected at or before the closing date to this acquisition or to any other action required by or in connection with this Agreement;

            (ii) If the legality and sufficiency of all steps taken and to be taken by each party in carrying out this Agreement shall not have been approved by the respective party's counsel, which approval shall not be unreasonably withheld.

            (iii) If a party breaches any representation, warranty, covenant or obligation of such party set forth herein and such breach is not corrected within ten days of receiving written notice from the other party of such breach.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      8.01 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

      8.02 No Oral Change. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by all parties hereto.

      8.03 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, or conditions, (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure, and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

      8.04 Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

      8.05 Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements, understandings and the letters of intent between the parties.

      8.06 Governing Law. This Agreement and its application shall be governed by the laws of Nevada.

      8.07 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.08 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

      Natural Resource Group, Inc.

         1789 Littleton Blvd.
         Littleton, CO 80120

      Diversified Resources, Inc.

         2114 Ridge Plaza Drive
         Castle Rock, CO 80108

      With copy to:

         Hart & Hart, LLC
         1624 Washington Street
         Denver, CO 80203


      8.09 Binding Effect. This Agreement will be binding upon the parties herein even though this Agreement may not be signed by all persons whose names appear on the signature page of this Agreement. This Agreement shall inure to and be binding upon and be enforceable against the respective successors of each of the parties to this Agreement. No party may assign or transfer any of its rights or obligations hereunder, without the prior written consent of the other parties hereto. Nothing in this Agreement, express or implied, shall give to any person other than the parties hereto any benefit or any legal or equitable right, remedy or claim under this Agreement.

      8.10 Effect of Closing. All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion, or other writing provided for in it, shall survive the closing of this Agreement and shall remain in effect for a period of twelve months thereafter. In the event there is any material misrepresentation or warranty of any party to this Agreement, then DRI (if such misrepresentation is made by NRG) or NRG ( if such misrepresentation is made by DRI) may rescind this Agreement during the 90 day period following the closing of this Agreement.

      8.11 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein. Neither party will intentionally take any action, or omit to take any action, which will cause a breach of such party's obligations pursuant to this Agreement.

      8.12 Expenses. Each of the parties hereto agrees to pay all of its own expenses (including without limitation, attorneys' and accountants' fees) incurred in connection with this Agreement, the transactions contemplated herein and negotiations leading to the same and the preparations made for carrying the same into effect. Each of the parties expressly represents and warrants that no finder or broker has been involved in this transaction and each party agrees to indemnify and hold the other party harmless from any commission, fee or claim of any person, firm or corporation employed or retained by such party (or claiming to be employed or retained by such party) to bring about or represent such party in the transactions contemplated by this Agreement.

      AGREED TO AND ACCEPTED as of the date first above written.

                                    DIVERSIFIED RESOURCES, INC.


                                    By:/s/ Frank Grey
                                       ---------------------------------
                                       Frank Grey, Chief Executive Officer


                                    NATURAL RESOURCE GROUP, INC.


                                    By:/s/ Paul Laird
                                       ----------------------------------
                                       Paul Laird, Chief Executive Officer

                                    EXHIBIT A

                             PLAN OF SHARE EXCHANGE


     The following is the Plan of Share Exchange between Diversified Resources, Inc. (a Nevada corporation) and Natural Resource Group, Inc. (a Colorado corporation).


Acquiring entity:             Diversified Resources, Inc.

Entity being acquired:        Natural Resource Group, Inc.

Share exchange:               Diversified will issue one share of its
                              restricted common stock for each outstanding share of Natural Resource Group, up to a maximum of 14,558,150 shares.

                                    EXHIBIT B

                          Officers and Directors (NRG)


         Name                 Position
         -----                --------

         Paul Laird           President and Chief Executive Officer and Director

         Duane Bacon          Chief Operating Officer and Director

         Roger May            Director

         Albert McMullin      Director

                                    EXHIBIT C


                        Financial Statements- Changes in
                            Financial Condition (NRG)


      Incorporated by reference to the financial statements included in the 8-K report of DRI relating to the acquisition of NRG.

                                    EXHIBIT D

                      Patents, Trademarks, Trade Names and
                                Copyrights (NRG)


Patents

      None.


Trademarks

      None.


Trade Names

      None.


Copyrights

      None.

                                    EXHIBIT E

                       Material Contracts and Leases (NRG)

      None other than those referred to in the financial statements of NRG included as part of the 8-K report of DRI relating to the acquisition of NRG.

                                    EXHIBIT F

                            Insurance Policies (NRG)

                                             Coverage      Expiration
  Policy                     Insurer          Limit           Date
  ------                     -------        ---------      ----------





                                Litigation (NRG)

Case Name                Case Number   Disposition    Description
---------                -----------   -----------    -----------


                                      None.

                                    EXHIBIT G

                                  Assets (NRG)

     NRG has a 100% working interest (80% net revenue interest) in oil and gas leases covering 4,600 acres in the Garcia Field and 920 acres in the Denver-Julesburg Basin.

                                    EXHIBIT H


                     Options, Warrants and Convertible Securities (DRI)


                                      None.

                                    EXHIBIT I


                          Officers and Directors (DRI)

               Name                         Position
               -----                        --------

               Philip F. Grey               President, Chief Executive and
                                            Financial Officer and Director



                           Bank Accounts, Safe Deposit
                         Boxes, Powers of Attorney (DRI)


                      Bank account is at Wells Fargo Bank.

                                    EXHIBIT J


           Financial Statements - Changes in Financial Condition (DRI)



     Incorporated by reference to DRI's report on Form 10-Q for the period ended July 31, 2013.

                                    EXHIBIT K



              Patents, Trademarks, Trade Names and Copyrights (DRI)

                                      None.

                                    EXHIBIT L


                            Material Contracts (DRI)

                                      None.

                                    EXHIBIT M



                            Insurance Policies (DRI)

                                      None.



                                Litigation (DRI)

                                      None.